DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS
2013 EPS of $1.23; Quarterly EPS of $0.29; Credit Quality Remains Solid
Brooklyn, NY – January 27, 2014 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter and fiscal year ended December 31, 2013.  Consolidated net income was $43.5 million, or $1.23 per diluted share, for the year ended December 31, 2013, compared to $40.3 million, or $1.17 per diluted share, for the year ended December 31, 2012.  Consolidated net income for the quarter ended December 31, 2013 was $10.3 million, or $0.29 per diluted share, compared to $10.6 million, or $0.30 per diluted share, for the quarter ended September 30, 2013, and $6.7 million, or $0.19 per diluted share, for the quarter ended December 31, 2012.  Excluding non-recurring items, net income would have been $12.8 million, or $0.37 per diluted share, during the three months ended December 31, 2012, compared to $0.29 for the quarter ended December 31, 2013.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "The combination of low operating expenses and low credit costs enabled Dime to once again earn double digit returns, even in the face of tighter spreads.  Return on average tangible (leverage) equity exceeded 11.9%, and return on average assets was 1.09% for the year."
Management's Discussion of 2013 versus 2012 Results
Net interest income was up $18.6 million, or 16.9% for the year ended December 31, 2013 compared to the year ended December 31, 2012, reflecting a decline of $39.1 million in interest expense that exceeded a $20.5 million decline in interest income.  Interest expense was abnormally high in 2012, driven by $28.8 million for the cost of an early extinguishment of high-costing wholesale borrowings.  This was a partial balance sheet restructuring transaction of a non-recurring nature.
Reported Net Interest Margin ("NIM") showed a year-over-year gain, rising to 3.39% for 2013, from  2.92% for 2012.  However, after adjusting for certain items (prepayment fee income and prepayment penalty on early extinguishment of debt), the "core" NIM declined year-over-year, from 3.28% for 2012 to 3.03% for 2013.
Further comparing 2013 to 2012, non-interest income, excluding gains or losses on trading securities and the disposal of assets, declined by $1.9 million (due primarily to a large reduction in the liability for losses on loans sold to Fannie Mae recognized during 2012); credit loss provisions declined by $3.5 million; and operating expenses remained flat.  Loan prepayment fee income (included in interest income) was $13.4 million in 2013, versus $14.6 million in 2012.  There was another significant transaction of a non-recurring nature in December 2012: a $13.7 million pre-tax gain on the sale of property.
The net outcome of all of the above was a $3.2 million increase in Net Income, or a $0.06 increase in earnings per diluted share, on a year-over-year basis.  Average common diluted shares outstanding were 35.3 million in 2013 versus 34.4 million in 2012, an increase of 2.7%.
Total consolidated assets grew by 3.1% in 2013, fueled by growth in total real estate loans of 5.5%.  Loan originations topped $1.0 billion for 2013, but the loan portfolio grew by only $193.7 million, evidence of the prepayment in the portfolio due to sustained low 5 and 10-year Treasury rates.  Tangible (leverage) common equity grew by $38.8 million in 2013, or 11.2%, to $384.2 million, primarily through earnings, but supplemented with stock option exercises.  As a result, the Tier 1 core leverage ratio (tangible common equity) grew to 9.7% at December 31, 2013 from 9.0% a year earlier.
Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
Net Interest Margin was 3.24% during the quarter ended December 31, 2013 compared to 3.35% during the September 2013 quarter. The "core" NIM, which excludes the effect of loan prepayment fee income, decreased from 2.98% during the September 2013 quarter to 2.90% during the December 2013 quarter, caused primarily by a reduction of 12 basis points in the average yield on real estate loans (also excluding the effects of loan prepayment fee income).
A 1 basis point decline in the average cost of deposits helped to reduce the average cost of all interest bearing liabilities, as bank deposit rates (mainly short term) remained low in the Bank's market area.
Declining loan yields resulted from the cumulative effect of portfolio prepayment and amortization activities during 2013 (in particular, the first six months of the year), as U.S. Treasury yields hovered at historically low levels.  During the latter half of 2013, there was a slight uptick in 5 to 10-year Treasuries, which has not quite yet been reflected in the pricing on multifamily and commercial real estate loans.  According to Mr. Palagiano, "Competition remained heavy among New York bank competitors for our typical loan product.  As long as there are portfolios to be filled, pricing will continue to be favorable to borrowers."  For Dime, pricing for prime, low loan-to-value multifamily property loans remains in the 3.5% to 4.0% range.
•	Net Interest Income
Net interest income was $30.8 million in the quarter ended December 31, 2013, down $886,000 from $31.7 million reported in the September 2013 quarter, and up $22.2 million from $8.6 million reported in the December 2012 quarter. Prepayment fee income on loans totaled $3.2 million during the December 2013 quarter, compared to $3.4 million recognized in the September 2013 quarter and $3.7 million during the December 2012 quarter. During the three months ended December 31, 2012, the Company recognized a $25.6 million pre-tax charge on the borrowing prepayment. Absent the impact of loan prepayment fee income and borrowing prepayment costs, net interest income was $27.6 million during the December 31, 2013 quarter, down $670,000 from the September 30, 2013 quarter and $2.8 million from the December 31, 2012 quarter. The decline in net interest income (excluding loan prepayment fee income) from the September 2013 quarter resulted primarily from a decline of 11 basis points in the average yield earned on the Company's interest earning assets, reflecting the ongoing loan refinancing activity.
•	Provision/Allowance For Loan Losses
The Company recognized a recapture of $56,000 to the allowance for loan losses and net charge-offs of $331,000 during the December 2013 quarter, resulting in a combined reduction of $387,000 in the allowance for loan losses from September 30, 2013 to December 31, 2013.  The $56,000 recapture to the allowance for loan losses recognized during the December 2013 quarter reflected the continued stability of the credit quality of the Bank's loan portfolio.
As a result, the allowance for loan losses as a percentage of total loans stood at 0.54%, down slightly from 0.56% at the close of the prior quarter.
•	Non-Interest Income
Non-interest income was $1.8 million for the quarter ended December 31, 2013, a reduction of $171,000 from the previous quarter, due primarily to lower fees collected on portfolio loans.
•	Non-Interest Expense
Non-interest expense was $15.5 million in the quarter ended December 31, 2013, in line with both the previous quarter and the forecasted level of $15.5 million.
Non-interest expense was 1.55% of average assets during the most recent quarter. The efficiency ratio approximated 47.5% during the same period.
•	Income Tax Expense
The effective tax rate approximated 40.1% during the most recent quarter, generally in line with the 40.0% forecasted level.
Management's Discussion of the 4th Quarter 2013 Balance Sheet
Total assets were $4.03 billion at December 31, 2013, up $12.8 million from September 30, 2013.
The total real estate loan portfolio grew by approximately $30.4 million, funded in part from cash on hand.  $213.5 million of real estate loans closed during the quarter, compared to $289.6 million in the 3rd quarter of 2013.  For comparative and trending purposes, loan originations in the 1st and 2nd quarters of 2013 were $325.0 million and $242.8 million, respectively.
Deposits declined by $102.0 million during the most recent quarter, comprised mainly of repricing promotional single service households for which the Bank declined to compete.  Federal Home Loan Bank of New York ("FHLBNY") advances increased by $137.5 million during the same quarter.

•	Real Estate Loans
Real estate loan originations were $213.5 million during the December 2013 quarter, at a weighted average interest rate of 3.80%. Of this amount, $61.3 million represented loan refinances from the existing portfolio.
Also during the quarter, loan amortization and satisfactions, including the $61.3 million of refinances of existing loans, totaled $193.5 million, or 21.0% (annualized) of the quarterly average portfolio balance, at an average rate of 5.35%.  Total loan commitments stood at $139.8 million at December 31, 2013, with a weighted average rate of 3.77%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended December 31, 2013 was 4.16%, compared to 4.28% during the September 2013 quarter and 4.85% during the December 2012 quarter.
•	Credit Summary
Non-performing loans were $12.5 million, or 0.34% of total loans, at December 31, 2013, up from $8.8 million, or 0.24% of total loans, at September 30, 2013.  This increase resulted primarily from the addition of one $4.4 million loan to non-accrual status.  Accruing loans delinquent between 30 and 89 days decreased to $1.6 million, or approximately 0.04% of total loans, at December 31, 2013, compared to $3.8 million, or 0.10% of total loans, at September 30, 2013.
At December 31, 2013, non-performing assets represented 3.7% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 11).  This number compares very favorably to both industry and regional averages.
The remaining pool of loans serviced for Fannie Mae totaled $208.4 million as of December 31, 2013, down from $216.1 million at September 30, 2013. Within the pool of serviced loans previously sold to Fannie Mae with recourse exposure, total loans delinquent 30 days or more approximated $400,000 at both December 31, 2013 and September 30, 2013. Due to both ongoing amortization and the near absence of problem loans within the Fannie Mae portfolio, the Company determined that its liability for the first loss position could be reduced by $60,000, which was recognized during the quarter ended December 31, 2013.
•	Deposits and Borrowed Funds
Retail deposits decreased $102.0 million from September 30, 2013 to December 31, 2013, reflecting net outflows of $79.1 million in money market deposits and $24.2 million in certificates of deposit ("CDs") during the period. The Bank did not implement any significant promotional deposit activities during the December 2013 quarter, and enacted slight reductions in rates that resulted in a reduction of 1 basis point in the average cost of deposits during the December 2013 quarter.  The Bank also closed its Sunnyside branch during the December 2013 quarter, relocating the deposits to its nearby Long Island City branch location.  At December 31, 2013, bank-wide average deposit balances approximated $100.3 million per branch.
The Bank transacted $226.0 million of new fixed-rate FHLBNY borrowings during the quarter ended December 31, 2013, of which $88.5 million were utilized to replace borrowings that matured during the period.  Of the $226.0 million of new borrowings, $126.0 million had a weighted average maturity of 3.7 years and a weighted average cost of 1.15%, providing an offset to the fixed rate loan portfolio, and an element of NIM protection should funding rates rise during the term.  The remaining balance of new advances, approximately $100 million, were short-term in nature, and had a weighted average maturity of 1 month and a weighted average cost of 0.39%.  Management expects to replace the short-term borrowings with both permanent longer-term advances and deposits in the upcoming quarter.  The Bank intends to continue the use of longer-term FHLBNY advances to supplement deposit funding when deemed appropriate.
•	Capital
The Company's consolidated Tier 1 core leverage ratio (tangible common equity) grew during the most recent quarter as a result of both increased retained earnings and stock option exercise activity.  Consolidated tangible capital was 9.67% of tangible assets at December 31, 2013, an increase of 16 basis points from September 30, 2013.
The Bank's tangible (leverage) capital ratio was 9.52% at December 31, 2013, down from 10.24% at September 30, 2013, due to both asset growth and aggregate dividends of $37.3 million paid to the Company during the December 2013 quarter. The Bank's Total Risk-Based Capital Ratio was 13.36% at December 31, 2013, compared to 14.07% at September 30, 2013.
Reported diluted EPS exceeded the quarterly cash dividend rate per share by 107% during the December 2013 quarter, equating to a 48% payout ratio. Additions to capital from earnings and stock option exercises during the most recent quarterly period caused tangible book value per share to increase $0.17 sequentially during the most recent quarter, to $10.47 at December 31, 2013.
OUTLOOK FOR THE YEAR 2014 AND THE QUARTER ENDING MARCH 31, 2014
At December 31, 2013, Dime had outstanding loan commitments totaling $139.8 million, all of which are likely to close during the quarter ending March 31, 2014, at an average interest rate approximating 3.77%.
For the year ending December 31, 2014, balance sheet growth is targeted to approximate 8.0 - 10.0%, subject to change to reflect market conditions.  Loan prepayments and amortization are currently projected to run in the 15% - 20% range throughout the year.
On the liability side, deposit funding costs are expected to remain near current historically low levels through the first quarter of 2014.  The Bank has $115.8 million of CDs maturing at an average cost of 0.86% during the quarter ending March 31, 2014.  Offering rates on 12-month term CDs currently approximate 50 basis points.  The Company has $100 million in short-term borrowings due to mature during the quarter ending March 31, 2014.  In the coming quarter, management expects to utilize a combination of FHLBNY advances and retail deposits to fund growth.  Advances are anticipated to be of longer duration (3 to 5 year fixed terms) to provide a closer duration match to new loans and a hedge against future higher interest rates.
The Bank anticipates launching promotional deposit campaigns throughout the first quarter of 2014, the success of which will determine the direction and degree of change in the cost of deposits, with a slight upward bias in the March 2014 quarter, and fully reflected in the June 2014 quarter.

Loan loss provisioning will likely continue to be a function of loan portfolio growth, incurred and anticipated losses, and the overall credit quality of the loan portfolio.
Absent any unforeseen items, non-interest expense is expected to approximate $15.5 million during the March 2014 quarter.  The Company projects that the consolidated effective tax rate will approximate 41.0% in the March 2014 quarter.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $4.03 billion in consolidated assets as of December 31, 2013, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,	September 30,	December 31,
	2013	2013	2012
ASSETS:
Cash and due from banks	$45,777	$65,713	$79,076
Investment securities held to maturity	5,341	5,622	5,927
Investment securities available for sale	18,649	18,468	32,950
Trading securities	6,822	5,262	4,874
Mortgage-backed securities available for sale	31,543	34,226	49,021
Real Estate Loans:
One-to-four family and cooperative apartment	73,956	78,504	91,876
Multifamily and loans underlying cooperatives (1)	2,917,380	2,859,729	2,670,973
Commercial real estate (1)	700,606	723,312	735,224
Construction and land acquisition	268	299	476
Unearned discounts and net deferred loan fees	5,170	5,095	4,836
Total real estate loans	3,697,380	3,666,939	3,503,385
Other loans	2,139	2,109	2,423
Allowance for loan losses	(20,153)	(20,540)	(20,550)
Total loans, net	3,679,366	3,648,508	3,485,258
Loans held for sale	-	-	560
Premises and fixed assets, net	29,701	29,850	30,518
Federal Home Loan Bank of New York capital stock	48,051	41,863	45,011
Goodwill	55,638	55,638	55,638
Other Real Estate Owned	18	-	-
Other assets	107,185	110,175	116,566
TOTAL ASSETS	$4,028,091	$4,015,325	$3,905,399
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$174,457	$170,250	$159,144
Interest Bearing Checking	87,301	87,995	95,159
Savings	376,900	379,113	371,792
Money Market	1,040,079	1,119,212	961,359
Sub-total	1,678,737	1,756,570	1,587,454
Certificates of deposit	828,409	852,594	891,975
Total Due to Depositors	2,507,146	2,609,164	2,479,429
Escrow and other deposits	69,404	98,160	82,753
Federal Home Loan Bank of New York advances	910,000	772,500	842,500
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	35,698	42,076	38,463
TOTAL LIABILITIES	3,592,928	3,592,580	3,513,825
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,854,483 shares, 52,692,461 shares and 52,021,149 shares issued at December 31, 2013, September 30, 2013 and December 31, 2012,
respectively, and 36,712,951 shares, 36,548,503 shares, and 35,714,269 shares outstanding
at December 31, 2013, September 30, 2013 and December 31, 2012, respectively)	528	526	520
Additional paid-in capital	251,910	250,105	239,041
Retained earnings	402,986	397,664	379,166
Unallocated common stock of Employee Stock Ownership Plan	(2,776)	(2,834)	(3,007)
Unearned Restricted Stock Award common stock	(3,193)	(3,693)	(3,122)
Common stock held by the Benefit Maintenance Plan	(9,013)	(9,013)	(8,800)
Treasury stock (16,141,532 shares, 16,143,958 shares and 16,306,880 shares
at December 31, 2013, September 30, 2013 and December 31, 2012, respectively)	(200,520)	(200,550)	(202,584)
Accumulated other comprehensive loss, net of deferred taxes	(4,759)	(9,460)	(9,640)
TOTAL STOCKHOLDERS' EQUITY	435,163	422,745	391,574
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,028,091	$4,015,325	$3,905,399

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying a significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Interest income:
Loans secured by real estate	$41,303	$42,451	$45,414	$171,594	$189,149
Other loans	26	25	28	101	104
Mortgage-backed securities	290	310	569	1,413	3,025
Investment securities	188	84	220	503	1,263
Federal funds sold and
other short-term investments	422	416	518	1,845	2,413
Total interest income	42,229	43,286	46,749	175,456	195,954
Interest expense:
Deposits and escrow	4,687	4,908	5,330	19,927	21,779
Borrowed funds	6,775	6,725	32,868	27,042	64,333
Total interest expense	11,462	11,633	38,198	46,969	86,112
Net interest income	30,767	31,653	8,551	128,487	109,842
Provision for loan losses	(56)	240	63	369	3,921
Net interest income after
provision for loan losses	30,823	31,413	8,488	128,118	105,921

Non-interest income:
Service charges and other fees	905	1,015	605	3,459	3,445
Mortgage banking income, net	123	76	293	473	1,768
Other than temporary impairment ("OTTI") charge on securities (1)	-	-	-	-	(181)
Gain (loss) on sale of securitiesand other assets	-	(21)	14,704	89	14,748
Gain (loss) on trading securities	78	104	(23)	265	113
Other	731	834	919	3,177	3,956
Total non-interest income	1,837	2,008	16,498	7,463	23,849
Non-interest expense:
Compensation and benefits	9,578	9,466	9,012	38,293	37,647
Occupancy and equipment	2,716	2,697	2,621	10,451	10,052
Federal deposit insurance premiums	480	515	500	1,951	2,057
Other	2,687	2,897	2,584	11,997	12,816
Total non-interest expense	15,461	15,575	14,717	62,692	62,572

Income before taxes	17,199	17,846	10,269	72,889	67,198
Income tax expense	6,891	7,215	3,534	29,341	26,890

Net Income	$10,308	$10,631	$6,735	$43,548	$40,308

Earnings per Share ("EPS"):
Basic	$0.29	$0.30	$0.19	$1.23	$1.18
Diluted	$0.29	$0.30	$0.19	$1.23	$1.17

Average common shares outstanding
for Diluted EPS	35,717,449	35,527,503	34,594,167	35,306,272	34,364,453

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$-	$-	$-	$-	$181
Non-credit component not included in earnings	-	-	-	-	6
Total OTTI charges	$-	$-	$-	$-	$187

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012

Reconciliation of Reported and Adjusted Earnings (1):
Net Income	$10,308	$10,631	$6,735	$43,548	$40,308
Add: After-tax expense associated with the prepayment of borrowings	-	-	14,032	-	14,032
Add: After-tax charge for OTTI on securities	-	-	-	-	99
Less: After tax gain on sale of real estate	-	-	(7,529)	-	(7,529)
Less: After tax gain on sale of equity mutual funds	-	-	(487)	-	(511)
Adjusted net income	$10,308	$10,631	$12,751	$43,548	$46,399

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.29	$0.30	$0.19	$1.23	$1.17
Return on Average Assets	1.03%	1.07%	0.69%	1.09%	1.02%
Return on Average Stockholders' Equity	9.62%	10.19%	7.06%	10.58%	10.73%
Return on Average Tangible Stockholders' Equity	10.84%	11.49%	7.97%	11.93%	12.24%
Net Interest Spread	3.04%	3.17%	0.29%	3.19%	2.58%
Net Interest Margin	3.24%	3.35%	0.93%	3.39%	2.92%
Non-interest Expense to Average Assets	1.55%	1.56%	1.51%	1.57%	1.59%
Efficiency Ratio	47.53%	46.38%	141.95%	46.23%	52.58%
Effective Tax Rate	40.07%	40.43%	34.41%	40.25%	40.02%

Performance Ratios (Based upon "Adjusted Net Income" as calculated above):
EPS (Diluted)	$0.29	$0.30	$0.37	$1.23	$1.35
Return on Average Assets	1.03%	1.07%	1.31%	1.09%	1.18%
Return on Average Stockholders' Equity	9.62%	10.19%	13.37%	10.58%	12.36%
Return on Average Tangible Stockholders' Equity	10.84%	11.49%	15.09%	11.93%	14.09%
Net Interest Spread	3.04%	3.17%	3.09%	3.19%	3.06%
Net Interest Margin	3.24%	3.35%	3.30%	3.39%	3.28%
Non-interest Expense to Average Assets	1.55%	1.56%	1.51%	1.57%	1.59%
Efficiency Ratio	47.53%	46.38%	40.94%	46.23%	42.34%
Effective Tax Rate	40.07%	40.43%	39.96%	40.25%	40.74%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$11.85	$11.57	$10.96	$11.85	$10.96
Tangible Book Value Per Share	10.47	10.30	9.67	10.47	9.67

Average Balance Data:
Average Assets	$3,997,842	$3,980,840	$3,890,420	$3,983,310	$3,947,043
Average Interest Earning Assets	3,803,406	3,782,043	3,686,130	3,787,188	3,762,007
Average Stockholders' Equity	428,396	417,459	381,368	411,763	375,511
Average Tangible Stockholders' Equity	380,417	369,982	337,961	365,101	329,282
Average Loans	3,667,231	3,646,845	3,443,136	3,606,039	3,402,838
Average Deposits	2,547,115	2,623,840	2,459,385	2,589,485	2,397,586

Asset Quality Summary:
Net charge-offs	$331	$202	$207	$766	$3,707
Non-performing Loans (excluding loans held for sale)	12,549	8,838	8,888	12,549	8,888
Non-performing Loans/ Total Loans	0.34%	0.24%	0.25%	0.34%	0.25%
Nonperforming Assets (2)	$13,465	$9,735	$10,340	$13,465	$10,340
Nonperforming Assets/Total Assets	0.33%	0.24%	0.26%	0.33%	0.26%
Allowance for Loan Loss/Total Loans	0.54%	0.56%	0.59%	0.54%	0.59%
Allowance for Loan Loss/Non-performing Loans	160.59%	232.41%	231.21%	160.59%	231.21%
Loans Delinquent 30 to 89 Days at period end	$1,603	$3,763	$7,171	$1,603	$7,171

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.67%	9.51%	8.97%	9.67%	8.97%

Regulatory Capital Ratios (Bank Only):
Tier One Core Leverage Ratio (Tangible Common Equity)	9.52%	10.24%	9.98%	9.52%	9.98%
Tier One Risk Based Capital Ratio	12.64%	13.35%	12.95%	12.64%	12.95%
Total Risk Based Capital Ratio	13.36%	14.07%	13.67%	13.36%	13.67%

(1) Adjusted earnings is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.
(2) Amount comprised of total non-accrual loans (including loans held for sale) and the recorded balance of pooled bank trust preferred security investments for which the Bank had not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2013			September 30, 2013			December 31, 2012
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,665,008	$41,303	4.51%	$3,644,557	$42,451	4.66%	$3,440,784	$45,414	5.28%
Other loans	2,223	26	4.68	2,288	25	4.37	2,352	28	4.76
Mortgage-backed securities	31,631	290	3.67	35,219	310	3.52	60,129	569	3.79
Investment securities	29,048	188	2.59	29,122	84	1.15	48,089	220	1.83
Other short-term investments	75,496	422	2.24	70,857	416	2.35	134,776	518	1.54
Total interest earning assets	3,803,406	$42,229	4.44%	3,782,043	$43,286	4.58%	3,686,130	$46,749	5.07%
Non-interest earning assets	194,436			198,797			204,290
Total assets	$3,997,842			$3,980,840			$3,890,420

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$89,293	$47	0.21%	$88,471	$49	0.22%	$94,870	$96	0.40%
Money Market accounts	1,063,748	1,343	0.50	1,122,644	1,413	0.50	929,856	1,296	0.55
Savings accounts	376,965	47	0.05	380,088	48	0.05	369,796	138	0.15
Certificates of deposit	842,099	3,250	1.53	862,792	3,398	1.56	910,335	3,800	1.66
Total interest bearing deposits	2,372,105	4,687	0.78	2,453,995	4,908	0.79	2,304,857	5,330	0.92
Borrowed Funds	867,438	6,775	3.10	810,191	6,725	3.29	876,604	32,868	14.92
Total interest-bearing liabilities	3,239,543	$11,462	1.40%	3,264,186	$11,633	1.41%	3,181,461	$38,198	4.78%
Non-interest bearing checking accounts	175,010			169,845			154,528
Other non-interest-bearing liabilities	154,893			129,350			173,063
Total liabilities	3,569,446			3,563,381			3,509,052
Stockholders' equity	428,396			417,459			381,368
Total liabilities and stockholders' equity	$3,997,842			$3,980,840			$3,890,420
Net interest income		$30,767			$31,653			$8,551
Net interest spread			3.04%			3.17%			0.29%
Net interest-earning assets	$563,863			$517,857			$504,669
Net interest margin			3.24%			3.35%			0.93%

Ratio of interest-earning assets to interest-bearing liabilities		117.41%			115.86%			115.86%

Deposits (including non-interest bearing checking accounts)	$2,547,115	$4,687	0.73%	$2,623,840	$4,908	0.74%	$2,459,385	$5,330	0.86%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$3,216			$3,467			$3,708
Borrowing prepayment costs		-			-			$25,582
Real estate loans (excluding prepayment and late payment fees)			4.16%			4.28%			4.85%
Interest earning assets (excluding prepayment and late payment fees)			4.10%			4.21%			4.67%
Borrowings (excluding prepayment costs)	$867,438	$6,775	3.10%	$810,191	$6,725	3.29%	$867,438	$7,286	3.31%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.40%			1.41%			1.58%
Net Interest income (excluding loan prepayment and late payment fees and borrowing prepayment costs)		$ 27,551			$ 28,186			$ 30,425
Net Interest margin (excluding loan prepayment and late payment fees and borrowing prepayment costs)			2.90%			2.98%			3.30%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At December 31, 2013	At September 30, 2013	At December 31, 2012
Non-Performing Loans
One- to four-family and cooperative apartment	$1,242	$1,136	$938
Multifamily residential and mixed use residential real estate (1)(2)	1,197	1,993	507
Mixed use commercial real estate (2)	4,400	-	1,170
Commercial real estate	5,707	5,707	6,265
Construction	-	-	-
Other	3	2	8
Total Non-Performing Loans (3)	$12,549	$8,838	$8,888
Other Non-Performing Assets
Other real estate owned	18	-	-
Pooled bank trust preferred securities (4)	898	897	892
Non-performing loans held for sale:
Mixed use commercial real estate	-	-	-
Multifamily residential and mixed use residential real estate	-	-	560
Total Non-Performing Assets	$13,465	$9,735	$10,340

Troubled Debt Restructurings ("TDRs") not included in non-performing loans (3)
One- to four-family and cooperative apartment	934	938	948
Multifamily residential and mixed use residential real estate (1)(2)	1,148	1,899	1,953
Mixed use commercial real estate (2)	-	711	729
Commercial real estate	16,538	29,570	41,228
Total Performing TDRs	$18,620	$33,118	$44,858

(1) Includes loans underlying cooperatives.
(2)  While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $5,707 at
      December 31, 2013, $5,707 at September 30, 2013 and $6,265 at December 31, 2012, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At December 31,	At September 30,	At December 31,
	2013	2013	2012
Total Non-Performing Assets	$13,465	$9,735	$10,340
Loans 90 days or more past due on accrual status (5)	1,031	1,398	190
TOTAL PROBLEM ASSETS	$14,496	$11,133	$10,530

Tier One Capital - The Dime Savings Bank of Williamsburgh	$376,717	$404,022	$383,042
Allowance for loan losses	20,153	20,540	20,550
TANGIBLE CAPITAL PLUS RESERVES	$396,870	$424,562	$403,592

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	3.7%	2.6%	2.6%
(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.